Exhibit 99.1

CONSENT OF LESLIE T. CHAO

I consent to the use of my name as a director nominee in the section “Management” in the Registration Statement to be filed by Phillips Edison–ARC Shopping Center REIT Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: December 1, 2009

/s/ Leslie T. Chao
Name: Leslie T. Chao